Exhibit 99.1

LIFESCI ACQUISITION CORP.

PRO FORMA BALANCE SHEET

	Actual as of March 10, 2020	Pro Forma Adjustments		As Adjusted
		(unaudited)		(unaudited)
ASSETS
Current Assets
Cash	$861,965	$(112,753)	(b)	$749,212
Prepaid expenses	99,200	—		99,200
Total Current Assets	961,165	(112,753)		848,412

Cash held in Trust Account	60,000,000	5,637,670	(a)	65,637,670
Total Assets	$60,961,165	$5,524,917		$66,486,082

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities – Accrued expenses	$450	—		450
Total Current Liabilities	450	—		450

Promissory note – related party	1,000,000	—		1,000,000
Deferred underwriting fee payable	2,100,000	197,319	(c)	2,297,319
Total Liabilities	3,100,450	197,319		3,297,769

Commitments

Common stock subject to possible redemption, 5,286,071 and 5,818,831 shares at $10.00 per share redemption value	52,860,710	5,327,600	(e)	58,188,310

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—		—
Common stock, $0.0001 par value; 30,000,000 shares authorized; 2,438,929 and 2,385,878 shares issued and outstanding (excluding 5,286,071 and 5,818,831 shares, respectively, subject to possible redemption)	244	56	(a)	239
		(8)	(d)
		(53)	(e)

Additional paid-in capital	5,001,834	5,637,614	(a)	5,001,837
		(112,753)	(b)
		(197,319)	(c)
		8	(d)
		(5,327,547)	(e)

Accumulated deficit	(2,073)	—		(2,073)
Total Stockholders’ Equity	5,000,005	(2)		5,000,003
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$60,961,165	$5,524,917		$66,486,082

See accompanying note to the pro forma balance sheet.

LIFESCI ACQUISITION CORP.

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 - CLOSING OF OVER-ALLOTMENT OPTION

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of LifeSci Acquisition Corp. (the “Company”) as of March 10, 2020, adjusted for the closing of the underwriters’ over-allotment option in full and related transactions which occurred on March 20, 2020, as described below.

On March 20, 2020, the Company consummated the closing of the sale of 563,767 additional units (the “Units”) at a price of $10.00 per unit upon receiving notice of the underwriters’ election to partially exercise their over-allotment option, generating additional gross proceeds of $5,637,670 to the Company. Each Unit consists of one share of the Company’s common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share. Transaction costs amounted to $310,072, consisting of $112,753 in cash underwriting fees and $197,319 of additional underwriting fees, which have been deferred until the completion of the Company’s Business Combination. As a result of the underwriters’ election to partially exercise their over-allotment option, 84,058 Founder Shares were forfeited and 140,942 Founder Shares are no longer subject to forfeiture. Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option are as follows:

	Pro forma entries:	Debit	Credit
a.	Cash held in Trust Account	5,637,670
	Common stock		56
	Additional paid-in capital		5,637,614
	To record sale of 563,767 Units on over-allotment option at $10.00 per Unit.

b.	Additional paid-in capital	112,753
	Cash		112,753
	To record payment of 2.0% of cash underwriting fee on over-allotment option.

c.	Additional paid-in capital	197,319
	Deferred underwriting fees		197,319
	To record the liability for the 3.5% deferred underwriting fees on over-allotment option.

d.	Common stock	8
	Additional paid n capital		8
	To record the forfeiture of 84,058 Founder Shares.

e.	Common stock	53
	Additional paid-in capital	5,327,547
	Common Stock Subject to Redemption		5,327,600
	To reclassify common stock out of permanent equity into mezzanine redeemable shares.